Exhibit 99.2

January 20, 2009

Subject: Follow-up Q&A on Issues Impacting FHLBI and Dividend Status Letter of January 16, 2009

Recently, many articles about the Federal Home Loan Bank system have appeared in the media. Several FHLBanks have issued 8–Ks disclosing material events concerning the suspension of dividends and the immediate redemption of excess stock, material write-downs of income from the Lehman bankruptcy, and other-than-temporary impairment (OTTI) losses. In addition, a recent Moody’s publication reaffirming the AAA rating for the FHLBank system has generated speculation about the system. As a result, the following questions and answers are being provided to our membership.

1. When do you anticipate announcing and paying a fourth quarter 2008 dividend?

The Board of Directors, upon management’s recommendation, has deferred this decision because of the need to finalize a review of our private-label mortgage-backed securities portfolio for OTTI.

The FHLBI has not suspended its dividend. Once our OTTI analysis is finalized and fourth quarter income is determined, our Board of Directors will make a decision regarding the fourth quarter dividend. Although we cannot predict with certainty when this income determination will be completed, we anticipate it will be finished by late February.

2. What is OTTI?

OTTI is an accounting rule. Under U.S. GAAP, to determine if a security is other-than-temporarily impaired, a quantitative and qualitative analysis of the performance of the collateral supporting the mortgage-backed security is performed. Then an evaluation of the credit enhancement structure and a determination of whether or not a principal loss is probable at any time during the life of the security are made. If a probable loss is determined, the underlying private mortgage-backed security must be marked-to-market, even if the intent is to hold the security to maturity.

OTTI losses, based on fair market values, must be booked immediately. They are not based on expected economic losses. This is why the FHLBanks and many other financial institutions are requesting the FASB to re-visit its accounting standard.

At September 30, 2008, our security level analysis indicated that none of our private-label MBS were other-than-temporarily impaired. At that time, the book value of our private-label MBS was $4.7 billion with unrecorded market value losses of $365.8 million.

3. If OTTI is determined, does it affect individual securities or the entire portfolio?

Each security is evaluated for OTTI and only those securities that are determined to be other-than-temporarily impaired will be marked-to-market. Many of the financial and press reports on the potential for OTTI are citing the total unrecorded loss. This is merely the maximum amount at a given time and does not reflect the likely outcome.

4. Will the problems of the FHLBank system affect the availability of advances for liquidity?

The FHLBI is committed to continuing to provide products and services as it traditionally has. We continue to work with other FHLBanks and the Office of Finance to provide solutions for your liquidity needs. Even in today’s challenging credit markets, we have been able to obtain the funding necessary to meet our members’ needs.

5. Are collateral policies changing under today’s financial crisis?

Collateral policies are always under review so that the FHLBI operates in a safe and sound manner. Currently no changes are anticipated. Unfortunately, many members are facing collateral constraints as a result of falling market valuations of their collateral.

6. Is FHLBI suspending stock redemptions?

The FHLBI has historically followed its capital plan, which requires a five-year waiting period for redemptions. This has been part of the FHLBI’s capital management process. Previously, other FHLBanks have voluntarily redeemed excess stock sooner than the five-year notice period, but the FHLBI will continue to follow its past practices and capital plan with regard to stock redemption, so it is business as usual.

7. Will AHP programs be affected?

The FHLBI is a strong supporter of its affordable housing programs and will continue both the AHP and our strong commitment to affordable housing. The AHP and associated programs are funded through an allotment of 10% of our prior year’s earnings. Thus, the amount rises and falls based upon our net income.

8. Will MPP be affected?

FHLBI is committed to MPP. It is a significant product relied on by many members. This is especially true in recent months. It is also a material and valuable investment for the FHLBI.

To date, the FHLBI has not had to disclose these issues as likely events, but we did feel it was important to communicate with you, our members, about questions that have been raised and our answers to them. As always, feel free to contact your Marketing Account Manager or email Gregory Teare (gteare@fhlbi.com) with any additional questions or for clarification on these issues. We intend to follow up with further information as necessary to keep you informed on future material developments.

Thank you for your continued support.

Safe Harbor Statement

This document contains forward-looking statements concerning plans, objectives, goals, strategies, future events or performance, which are not statements of historical fact. The forward-looking statements contained in this release reflect our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in the forward-looking statements. Readers are referred to the documents filed by us with the SEC, specifically reports on Form 10-K and Form 10-Q including risk factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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